Exhibit 107

Calculation of Filing Fee Table

SC TO-I

(Form Type)

Coca-Cola Consolidated, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$2,000,000,000.00(1)	$147.60 per $1,000,000.00	$295,200.00(2)

Fees Previously Paid	—		—

Total Transaction Valuation	$ 2,000,000,000.00

Total Fees Due for Filing			$295,200.00

Total Fees Previously Paid			—

Total Fee Offsets			—

Net Fee Due			$295,200.00

(1)	Calculated solely for purposes of determining the amount of the filing fee. This amount is based upon the Registrant’s offer to purchase up to $2,000,000,000.00 in value of shares of common stock, par value $1.00 per share.

(2)	Calculated at $147.60 per $1,000,000.00 of the transaction valuation in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for Fiscal Year 2024. The transaction valuation set forth above was calculated for the sole purpose of determining the filing fee and should not be used for any other purpose.